UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 16, 2022

(Date of earliest event reported)

Corning Natural Gas Holding Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	46-3235589
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously reported, on March 14, 2022 Corning Natural Gas Holding Corporation (the “Company”) and its subsidiary Corning Natural Gas Corporation (“Corning Gas”), ACP Crotona Corp. and its subsidiary ACP Crotona Merger Sub Corp., companies affiliated with Argo Infrastructure Partners, LP (collectively, “Argo”), and the staff of the New York State Public Service Commission (the “NYPSC”) filed a joint proposal with the NYPSC. The joint proposal related to: (1) Corning Gas’ July 16, 2021 rate case (Case 21-G-0394) seeking a three-year rate plan; and (2) the Company’s April 30, 2021 verified joint petition (Case 21-G-0260) seeking approval, pursuant to Section 70 of the New York Public Service Law, for the proposed merger of ACP Crotona Merger Sub Corp. into the Company with Company as the surviving corporation and wholly-owned subsidiary of ACP Crotona Corp. (the “merger”). On June 16, 2022, the NYPSC issued an order adopting the terms of the joint proposal, establishing the rate plan and approving the merger (the “order”).

The order establishes a three-year rate plan with levelized increases of: (1) $1.7 million for the year ending June 30, 2023; (2) $1.8 million for the year ending June 30, 2024; and (3) $1.7 million for the year ending June 30, 2025. The cumulative impact of the rate increases is approximately $5.2 million compared to the rates that are in effect today. Under the order, Corning Gas’ earned return on equity (“ROE”) would be 9.25%. An earnings sharing mechanism provides for sharing between Corning Gas shareholders and customers of the ROE above certain levels. Under the earnings sharing mechanism, Corning Gas is permitted to retain all earnings up to and including a 9.75% ROE level, 50% of earnings above 9.75% up to and including 10.25%, 25% of earnings above 10.25% up to and including 10.75%, and 10.0% of earnings above 10.75%. The order also includes customary operating, customer service, safety, and other metrics that Corning Gas must meet.

The order also approved the proposed merger with Argo. Pursuant to the order, among other matters Argo agreed to: (1) maintain the board governance structure of the Company and Corning Gas, with at least one local independent board member; (2) keep Corning Gas’ headquarters in the company’s service area for at least five years; (3) not pass any costs of the merger through to the customers of Corning Gas; and (4) maintain a minimum common equity ratio (measured using a trailing thirteen-month average) of no less than 300 basis points below Corning Gas’ current common equity ratio used to set rates. The Company and Argo plan to complete the merger on or about July 6, 2022.

This Current Report on Form 8-K provides a summary only of the order. The Company encourages interested parties to read the full text of the order and other filings, which are available on the NYPSC’s website at www.DPS.NY.gov.

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable, and to take advantage of, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Corning Natural Gas Holding Corporation. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects” “intends,” “plans,” “predicts,” “believes,” “may,” “will” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include, but are not limited to the Company’s ability to complete the proposed merger; any event, change or circumstance that might give rise to the termination of the merger agreement; the effect of the announcement of the proposed transaction on the Company’s relationships with its customers, operating results and business generally; the risk that the proposed transaction will not be consummated in a timely manner; the ability of the Company to obtain regulatory approval of the proposed transaction; the Company’s continued ability to make dividend payments; the Company’s ability to implement its business plan, grow earnings and improve returns on investment; fluctuating energy commodity prices; the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers; changes in the utility regulatory environment; wholesale and retail competition; the Company’s ability to satisfy its debt obligations, including compliance with financial covenants; weather conditions; litigation risks; and various other matters, many of which are beyond the Company’s control; the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission (the “SEC”); and other factors that the Company is currently unable to identify or quantify, but may exist in the future. The Company expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2021 and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.SEC.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 17, 2022	Corning Natural Gas Holding Corporation

/s/ Charles A. Lenns
By Charles A. Lenns
Chief Financial Officer

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